EXHIBIT 11.1

                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE

                                             For The Three Months                        For The Six Months
                                                Ended June 30                              Ended June 30,
                                    ---------------------------------------  -------------------------------------------
                                          2001                 2000                 2001                   2000
                                    ------------------  -------------------  --------------------   --------------------
Actual weighted average
   shares outstanding for the period     9,805,349           9,579,708            9,648,613               9,567,335
Dilutive common and preferred
   stock, options
   and warrants using the                       --                   -                   --                       -
   treasury stock method(1)
                                    ------------------  -------------------  --------------------   --------------------

Total shares used in per
   share calculations                    9,805,349           9,579,708            9,648,613               9,567,335

Net loss                               $  (267,821)        $  (439,779)          $ (575,396)          $    (868,718)

Basic and diluted net loss per share   $     (0.03)        $     (0.05)          $    (0.06)          $       (0.09)
                                    ==================  ===================  ====================   ====================





(1) Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.